Exhibit 4.C

CLAUDE JOBIN, P.ENG., M.SC.

Professional Engineer

CONSENT

TO:	Northwestern Mineral Ventures Inc.

AND TO:	Berns & Berns, Counselors at Law

AND TO:	U.S. Securities & Exchange Commission
(the “Securities Regulator”)

FROM:	Claude Jobin, P.Eng., M.Sc.

Re:	Technical Evaluation Report 43-101, Northwestern Mineral Ventures Inc. Uranium Properties, Niger, West Africa

Reference is made to the technical report (the “Technical Report”) dated 2 May, 2006 entitled “Technical Evaluation Report 43-101, Northwestern Mineral Ventures Inc. Uranium Properties, Niger, West Africa”, which we prepared for Northwestern Mineral Ventures Inc. (the “Corporation”).

We hereby consent to the filing of the Technical Report with the Securities Regulator, and to the written disclosure of the Technical Report and the inclusion of extracts therefrom or a summary thereof in the Corporation’s Annual Report on Form 20-F for the year ended December 31, 2006 (“Form 20-F”). We reserve the right to review such disclosures to ensure that our comments are contextually accurate.

We further agree to being named as an expert in the Form 20-F.

Dated this 30th day of June, 2007.

/s/ Claude Jobin
Claude Jobin, P.Eng., M.Sc.
Professional Engineer

159 Des Saules Ouest, Quebec, Quebec G1L 1E3 Canada

Tel-Fax: 418-623-4171